Exhibit 10.4

OSIRIS ACQUISITION CORP.

95 5th Avenue, 6th Floor

New York, NY 10003

Dominique Mielle
95 5th Avenue, 6th Floor

New York, NY 10003

Dear Ms. Mielle,

As previously discussed, attached hereto as Annex A is a summary of the terms (the “Term Sheet”) in connection with your service as a director of Osiris Acquisition Corp. This letter and Term Sheet memorialize our agreement and constitute a binding commitment on both parties. Please indicate your agreement with the foregoing, by signing this letter where indicated below.

Very truly yours,

OSIRIS ACQUISITION CORP.

By:	/s/ Anthony Martucci
Name: Anthony Martucci
Title: Chief Financial Officer

Agreed to and accepted:

/s/ Dominique Mielle

Dated:04/12/2022

Annex A

Summary of Terms for Director of Osiris Acquisition Corp.

Parties:	Company: Osiris Acquisition Corp., a Delaware corporation (the “Company”); and

Director: Dominique Mielle (the “Director”).

Term:	Subject to the Director’s re-election, the Director will serve until such time that such Director’s successor is duly elected and qualified, or until such Director’s death or removal from office.

The Director may be removed, with or without cause, at any time by the board of directors (the “Board”).

The Director will be automatically removed from the Board if such Director resigns such Director’s office by writing delivered to the Board.

Fees and Expenses:	One-time cash payment of $400,000, to be paid promptly following the date hereof.

If the Director resigns, other than in connection with the consummation of a “deSPAC” transaction, or is removed from the Board for cause, then the Director shall repay the Company an amount equal to (i) $400,000 minus (ii) the product of (A) $28,570 multiplied by (B) the number of full months that have elapsed from the commencement of the Director’s service on the Board through the date of such resignation or removal.  Such repayment shall be made within 30 days following such resignation or removal.

The Company shall reimburse to the Director all travel expenses reasonably incurred by such Director in the proper performance of the Director’s obligations under this letter, provided that the Director supplies receipts or other evidence of such expenditures.

Citizenship	The Director confirms that she is a citizen of the United States.

Duties, Time and Commitment:	Shall use reasonable best efforts to attend all convened meetings of the Board and, if requested by the Board, meetings of the shareholders of the Company.

Duties of committee members are as set forth in the committee charters and include attendance of committee meetings.

During the continuance of the Director’s appointment, the Director will be expected to:

(i) faithfully, efficiently, competently and diligently perform the Director’s duties and exercise such powers as are appropriate to the Director’s role as a non-executive director;

(ii) in so far as reasonably possible, attend all meetings of the Board and of any committees of the Board of which the Director is a member;

(iii) promptly declare, so far as the Director is aware, the nature of any interest, whether direct or indirect, in any contract or proposed contract entered into by any member of the Company;

(iv)
comply with all reasonable requests, instructions and regulations made or given by the Board (or by any duly authorized committee thereof) and give to the Board such explanations, information and assistance as the Board may reasonably require;

(v) act in the best interests of the Company; and

(vi)
use commercially reasonable efforts to promote and extend the interests and reputation of the Company, including assisting the Board in relation to public and corporate affairs and bringing to bear for the benefit of the Board the Director’s particular knowledge and experience.

Since the Director is classified as an independent director, the Director shall promptly inform the Board of any circumstances that would likely affect such independent status.

The Director shall inform the Board within 10 business days of the Director’s appointment of any held (indirect and indirect) personal interests which may conflict with the Company and its business.

Confidential Information

The Director agrees that both during and after the Director’s time as a director of the Company, the Director will not use for the Director’s own, or for another’s benefit, or disclose or permit the disclosure of any confidential information relating to the Company, including without limitation any information about the deliberations of the Board.

The restriction shall cease to apply to any confidential information which may (other than by reason of the Director’s breach of these terms) become available to the public generally.

The Director also agrees during the Director’s appointment that the Director will not, other than for the benefit of the Company and in connection with service as a director, make any notes, memoranda, electronic records, tape records, films, photographs, plans, drawings or any form of record relating to any matter within the scope of the business or concerning the dealings or affairs of the Company and will return any such items at any time at the request of the Board.

The Director confirms that the Director has notified the Board in writing of all other directorships, appointments and interests, including any directorship, appointment or interest in a company, business or undertaking which competes or is likely to compete with the Company or which could otherwise potentially give rise to a conflict with the Director’s duties with the Company (a “Competing Interest”).

The Director undertakes that during the term of the Director’s appointment, the Director will promptly disclose to the Board in writing any new directorship, appointment or interest.

Indemnification:

The Director is entitled to indemnification and advancement of expenses by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law as set forth in the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”).  The Charter provides, amongst other things, for indemnification of the Director, to the fullest extent permitted by law, for any losses, liabilities, expenses, incurred or suffered by in connection with any action, suit or proceeding in which the Director is made a party or threatened to be made a party by reason of her service as a director of the Company. The Charter further provides that indemnification will continue after the Director has ceased to be a director of the Company and shall inure to the benefit of his or her heirs, executors and administrators.

Insurance:

The Company has an insurance policy under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under the policy in their respective capacities as directors or officers of the Company, including certain liabilities under securities laws.

Miscellaneous	This letter does not create the relationship of employee and employer between the Director and the Company.

This letter constitutes the entire agreement between the Director and the Company with respect to the subject matter hereof and supersedes any prior agreement or understanding among or between them with respect to such subject matter.

Governing Law and Jurisdiction:

The terms hereunder are governed under the laws of Delaware. The Delaware courts have non-exclusive jurisdiction to settle any dispute and the parties submit to the non-exclusive jurisdiction of the Delaware courts.

The structure, practices and committees of the Board, including matters relating to the size, independence and composition of the Board, the election and removal of directors, requirements relating to Board action, the powers delegated to Board committees and the appointment of executive officers, are governed by the Company’s Charter and Bylaws (as in effect from time to time).

Notices:

Any notice to be given under the terms of this letter shall, in the case of notice to the Company, be deemed to be given if left at or sent by first class post or facsimile transmission (in each case, addressed to the Chief Financial Officer) to Osiris Acquisition Corp., 95 5th Avenue, 6th Floor, New York, New York 10003, Attention: Anthony Martucci. Any such notice shall be deemed to be given at the time of its delivery or dispatch by facsimile transmission or on the next following weekday (not being a public holiday) after it was posted.